Exhibit 99.1

Perry Ellis International Announces Record Revenues for Second Quarter Fiscal 2008

•	Revenues increase 14%
•	More than tripled operating income compared to same period last year
•	Increases earnings guidance for Fiscal 2008 to EPS range of $1.87 to $1.91

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the second quarter ended July 31, 2007 (“second quarter of fiscal 2008”). For the second quarter of fiscal 2008, total revenues grew to $195.3 million, a 14.2% increase compared to $171.0 million in the second quarter ended July 31, 2006 (“second quarter of fiscal 2007”). Revenue increases were driven by several of the Company’s growth platforms – Perry Ellis, golf and Hispanic lifestyles, direct retail and international. As anticipated, the shift in the retail calendar moved some of the shipments from April into May, thus positively impacting revenue growth during the second quarter of fiscal 2008. Additionally, the Company experienced a favorable shift in sales from August into July.

“We are very satisfied with the 14% organic growth achieved this quarter. The power of our brands and the validity of our multi-brand, multi-channel, multi-product strategy, are clearly evidenced in our record second quarter and first half results. During the first half of fiscal 2008, we achieved solid growth across all platforms and excellent sell-throughs,” Oscar Feldenkreis, President and Chief Operating Officer commented. “Our unique ability to interpret different lifestyles and position them in specific channels is a core competency of Perry Ellis International.”

Strong revenue growth along with gross profit margin expansion and a 185 basis point reduction in operating expenses as a percent of sales fueled a significant increase in operating income to $5.1 million compared to $1.1 million for the same period last year.

EBITDA for the second quarter of fiscal 2008 grew 113% to $8.3 million, a $4.4 million increase over the same period last year. A table showing the reconciliation of EBITDA to net income is attached. Net income was $267,000 compared to a net loss of $2.5 million for the same period last year. Earnings per share were $0.02 per fully diluted share, compared to a loss per share of $0.17 for the same period last year.

The Company ended the quarter with a strong balance sheet. Strong cash flow allowed the Company to significantly reduce its debt level. As of July 31, 2007, overall long term debt decreased to $175.6 million, a reduction of $61.4 million compared to the beginning of fiscal 2008. As a result, long term debt declined to 32% of total assets as compared to 40% on January 31, 2007.

First half results for fiscal 2008 were in line with management’s expectations, increasing revenues by 10.2% to $424.1 million from $385.0 million during first half of fiscal 2007 while improving gross profit margin by 62 basis points for the same period last year.

The Company also improved EBITDA margin by 106 basis points compared to first half of fiscal 2007. Net income increased to $9.8 million from reported net income of $3.5 million and pro forma net income of $5.4 million during the same period last year. Last year’s pro forma results exclude the impact of $3.0 million in debt extinguishment costs ($1.9 million net of taxes or $0.13 per fully diluted share) incurred as a result of the March 2006 repayment of the Company’s $57 million senior secured notes. Pro forma results are presented solely as a supplemental disclosure because management believes it is useful to compare the Company’s current results to the prior year results without the charge incurred during fiscal 2007. A table showing the reconciliation of actual to pro forma results is attached.

George Feldenkreis, Chairman and Chief Executive Officer, commented “We feel confident about the second half of the year. Strong results across all our business platforms during the first half of fiscal 2008 have positioned our Company in the best financial shape in its history and confirmed our view of a record year for Perry Ellis International.”

The Company increased its previously announced fiscal 2008 earnings guidance from the range of $1.81 to $1.84 per fully diluted share, to $1.87 to $1.91 per fully diluted share and confirmed its previously announced fiscal 2008 revenue guidance with total revenues expected to be in the range of approximately $900 to $910 million.

“We are pleased to increase our earnings guidance. We feel that for the second half of the year we will continue to do well according to plan.” Mr. Feldenkreis concluded.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Cubavera®, Savane®, Munsingwear®, Original Penguin® by Munsingwear®, AXIST®, Grand Slam®, John Henry®, Natural Issue®, Farah®, Pro Player®, Manhattan®, the Havanera Co. ®, Axis®, Tricots St. Raphael®, Mondo di Marco®, Redsand®, Gotcha®, Girl Star® and MCD®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and JAG® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections.

While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended July 31,		Six Months Ended July 31,
	2007	2006	2007	2006
Revenues
Net sales	$188,890	$165,699	$411,509	$373,953
Royalty income	6,405	5,323	12,556	11,067

Total revenues	195,295	171,022	424,065	385,020
Cost of sales	133,574	117,176	284,554	260,725

Gross profit	61,721	53,846	139,511	124,295
Operating expenses
Selling, general and administrative expenses	53,400	49,947	107,993	99,768
Depreciation and amortization	3,174	2,765	6,102	5,450

Total operating expenses	56,574	52,712	114,095	105,218

Operating income	5,147	1,134	25,416	19,077
Costs on early extinguishment of debt	—	—	—	2,963
Interest expense	4,573	4,755	9,821	10,650

Income (loss) before minority interest and income taxes	574	(3,621)	15,595	5,464
Minority interest	108	145	255	144
Income tax provision (benefit)	199	(1,309)	5,561	1,863

Net income (loss)	$267	$(2,457)	$9,779	$3,457

Net income (loss) per share
Basic	$0.02	$(0.17)	$0.67	$0.24

Diluted	$0.02	$(0.17)	$0.61	$0.23

Weighted average number of shares outstanding(a)
Basic	14,691	14,454	14,675	14,433
Diluted	15,980	14,454	15,976	15,219

(a)

On November 21, 2006, the Company announced a 3-for-2 stock split effected in the form of a stock dividend payable on December 29, 2006 to stockholders of record as of December 12, 2006. All prior year earnings per share references in this press release have been restated to include the impact of the stock dividend.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	July 31, 2007	January 31, 2007
Assets
Current assets:
Cash and cash equivalents	$11,204	$4,514
Accounts receivable, net	99,569	157,420
Inventories, net	136,447	139,690
Other current assets	25,215	12,972

Total current assets	272,435	314,596

Property and equipment, net	75,285	71,989
Intangible assets, net	192,656	192,656
Other assets	8,447	13,965

Total assets	$548,823	$593,206

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$30,645	$44,295
Accrued expenses and other liabilities	26,511	31,914
Accrued interest	5,252	5,822
Unearned revenues	4,274	2,883

Total current liabilities	66,682	84,914

Long term liabilities:
Senior subordinated notes payable	149,161	149,079
Senior credit facility	158	61,347
Real estate mortgage	26,303	26,604
Deferred pension obligation	13,412	13,412
Unearned revenues and other liabilities	31,531	8,854

Total long term liabilities	220,565	259,296

Total liabilities	287,247	344,210

Minority interest	2,617	2,362

Stockholders’ equity
Preferred stock	—	—
Common stock	147	146
Additional paid in capital	95,372	94,252
Retained earnings	161,167	151,388
Accumulated other comprehensive income	2,273	848

Total stockholders’ equity	258,959	246,634

Total liabilities and stockholders’ equity	$548,823	$593,206

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND GROSS PROFIT TO EBITDA(1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended July 31,		Six Months Ended July 31,
	2007	2006	2007	2006
Net income (loss) as reported	$267	$(2,457)	$9,779	$3,457
Plus:
Depreciation and amortization	3,174	2,765	6,102	5,450
Interest expense	4,573	4,755	9,821	10,650
Costs on early extinguishment of debt	—	—	—	2,963
Minority interest	108	145	255	144
Income tax provision (benefit)	199	(1,309)	5,561	1,863

EBITDA	$8,321	$3,899	$31,518	$24,527

Gross profit	$61,721	$53,846	$139,511	$124,295
Less:
Selling, general and administrative expenses	(53,400)	(49,947)	(107,993)	(99,768)

EBITDA	$8,321	$3,899	$31,518	$24,527

Total revenues	$195,295	$171,022	$424,065	$385,020
EBITDA margin percentage of revenues	4.3%	2.3%	7.4%	6.4%

(1)	EBITDA consists of earnings before interest, costs on early extinguishment of debt, taxes, depreciation, amortization and minority interest. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, and does not represent cash flow from operations. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO PROFORMA DILUTED EARNINGS PER SHARE (2)

(amounts in 000’s, except per share information)

(UNAUDITED)

	Three Months Ended July 31,		Six Months Ended July 31,
	2007	2006	2007	2006
Net income (loss)	$267	$(2,457)	$9,779	$3,457
Plus:
Effect of debt extinguishment costs, net of tax effect	—	—	—	1,953

Proforma net income (loss)	$267	$(2,457)	$9,779	$5,410

Diluted earnings (loss) per share	$0.02	$(0.17)	$0.61	$0.23
Plus:
Effect of debt extinguishment costs, net of tax effect	—	—	—	0.13

Proforma diluted earnings (loss) per share	$0.02	$(0.17)	$0.61	$0.36

(2)	Proforma net income and proforma diluted earnings per share for the six months ended July 31, 2006, respectively, consists of net income and diluted earnings per share excluding the effect of approximately $3.0 million ($1.9 million, net of taxes) or $0.13 per share net of taxes, respectively, for debt extinguishment costs related to the call of our $57 million senior secured notes. Neither proforma net income nor proforma diluted earnings per share is a measurement of financial performance under accounting principles generally accepted in the United States of America. Accordingly, you should not regard this figure as an alternative to actual net income and/or diluted earnings per share. Proforma net income and proforma diluted earnings per share are presented solely as a supplemental disclosure, because management believes it is useful to compare the Company’s current results to the prior year results without the charge incurred during Fiscal 2007.